Exhibit 99.1
EZCORP ANNOUNCES NEW CHIEF FINANCIAL OFFICER
AUSTIN, Texas (November 2, 2010) — EZCORP, Inc. (Nasdaq: EZPW) announced today the appointment of Stephen A. Stamp as Senior Vice President and Chief Financial Officer.
Mr. Stamp has over 27 years of finance and business experience. Most recently, Mr. Stamp served as Chief Financial Officer at KV Pharmaceutical Company, a U.S. based manufacturer of generic and branded drugs. He previously spent five years at Xanodyne Pharmaceuticals, a U.S. based specialty pharmaceutical company, where he served as Chief Financial Officer and for one year as Chief Operating Officer. Prior to his time at Xanodyne, Mr. Stamp spent over three years as Group Finance Director at Regus Group PLC, a publicly traded, United Kingdom based office services company with operations in over 50 countries; and six years as Group Finance Director at Shire Pharmaceuticals Group PLC, a publicly traded international specialty pharmaceutical company headquartered in the U.K. Mr. Stamp’s career also includes various roles at Lazard Brothers & Company Ltd. and KPMG. Mr. Stamp graduated from the University of Manchester with a degree in Business Finance. He is a Chartered Accountant in the U. K.
Paul Rothamel, EZCORP’s President and Chief Executive Officer, stated: “Stephen is a seasoned executive who not only brings great finance and accounting experience, but is also a proven business leader well versed in both U.S. and international issues. Stephen has led a variety of finance organizations and has managed numerous complex financing transactions, acquisitions, systems integrations, and cost-containment initiatives. I am excited to add such a successful operational leader and proven strategic thinker to my executive leadership team. His contributions will be invaluable as we continue the strategic growth of EZCORP.”
About EZCORP
EZCORP is a leading pawn store operator and provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.
EZCORP operates more than 1,000 stores, including more than 500 pawn stores in the U.S. and Mexico and more than 500 short-term consumer loan stores in the U.S. and Canada. The Company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 120 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 500 stores that provide financial services and sell pre-owned merchandise.
For additional information, contact Investor Relations at (512) 314-2220.